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                                                                    EXHIBIT 99.1

                               WEST COAST BANCORP

                             1999 STOCK OPTION PLAN


1. PURPOSE OF THE PLAN. The purpose of this 1999 Stock Option Plan ("Plan") is to provide additional incentives to key employees and service providers of West Coast Bancorp ("Bancorp") and any of its existing or future Subsidiaries, thereby helping to attract and retain the best available personnel for positions of responsibility with said corporations and otherwise promoting the success of the business activities of Bancorp. Bancorp intends that Options issued under this Plan will constitute either Incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options.

2.       DEFINITIONS. As used in this Plan, the following definitions apply:

         a. "1934 Act" means the Securities Exchange Act of 1934, as amended.

         b. "Bancorp" has the meaning set forth in paragraph 1 of this Plan.

         c. "Board" means the Board of Directors of Bancorp.

         d. "Code" means the Internal Revenue Code of 1986, as amended.

         e. "Common Stock" means Bancorp's common stock, currently with no par value.

         f. "Committee" has the meaning set forth in subparagraph 4(a) of this Plan.

         g. "Continuous Status as Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave or any other approved leave of absence.

         h. "Date of Grant" of an Option means the date on which the Committee makes the determination granting such Option, or such later date as the Committee may designate. The Date of Grant shall be specified in the Option agreement.

         i. "Employee" means any person employed by Bancorp, or a Subsidiary of Bancorp which is currently in existence or is hereafter organized or is acquired by Bancorp.

         j. "Exercise Price" has the meaning set forth in subparagraph 4(b)(2) of this Plan.

         k. "Option" means a stock option granted under this Plan. Options shall include both Incentive Stock Options as defined under Section 422 of the Code and Nonqualified Stock Options, which refer to all stock options other than Incentive Stock Options.

         l. "Optionee" means an Employee or Service Provider who receives an Option.

         m. "Plan" has the meaning set forth in paragraph 1 of this Plan.

         n. "Service Provider" means any person who provides services to Bancorp, or a Subsidiary of Bancorp which is currently in existence or is hereafter organized or is acquired by Bancorp, under contract or other agreement with Bancorp or a Subsidiary.

         o. "Shareholder-Employee" means an Employee who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of Bancorp or


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            of any Subsidiary or parent company. For this purpose, the attribution of stock ownership rules provided in Section 424(d) of the Code shall apply.

         p. "Subsidiary" means any corporation of which not less than fifty percent (50%) of the voting shares are held by Bancorp or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by Bancorp or a Subsidiary.

3.       STOCK SUBJECT TO OPTIONS.

         a. Number of Shares Reserved. The maximum number of shares which may be optioned and sold under this Plan is 1,500,000 shares of the Common Stock of Bancorp (subject to adjustment as provided in subparagraph 6(j) of this Plan). During the term of this Plan, Bancorp will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of this Plan.

         b. Expired Options. If any outstanding Option expires or becomes unexercisable for any reason without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option will again become available for other Options.

4.       ADMINISTRATION OF THE PLAN.

         a. The Committee. The Board will administer this Plan directly, acting as a Committee of the whole, or if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least three Board members. If a separate Committee is appointed, the chairman of the Board will appoint one of the Committee members as the chairman of the Committee. All references in the Plan to the "Committee" refers to this separate Committee, if any is established, or if none is then in existence, refers to the Board as a whole. Once appointed, any Committee will continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause), appoint new members in substitution, and fill vacancies however caused. The Committee will hold meetings at such times and places as the chairman or a majority of the Committee may determine. At all times, the Board will have the power to remove all members of the Committee and thereafter to directly administer this Plan as a Committee of the whole.

            (1) Members of the Committee who are eligible for Options or who have been granted Options will be counted for all purposes in determining the existence of a quorum at any meeting of the Committee and will be eligible to vote on all matters before the Committee respecting the granting of Options or administration of this Plan.

            (2) At least annually, the Committee must present a written report to the Board indicating the persons to whom Options have been granted since the date of the last such report, and in each case the Date of Grant, the number of shares optioned, and the per-share Exercise Price.

         b. Powers of the Committee. All actions of the Committee must be either
            (i) by a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting. All decisions, determinations and interpretations of the Committee will be final and binding on all persons, including all Optionees and any other holders or persons interested in any Options, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Option. Subject to all


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